     Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Blue Apron Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.0001 par value per share	Other	1,584,720	(2)	$5.65	(3)	$8,953,668.00	(3)	$92.70 per $1,000,000	$830.01
	Total Offering Amounts						$8,953,668.00			$830.01
	Total Fee Offsets									—
	Net Fee Due									$830.01

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents 1,584,720 additional shares of the Registrant’s Class A Common Stock available for issuance under the Registrant’s 2017 Equity Incentive Plan as a result of an annual increase.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon $5.65, the average of the high and low prices of the Registrant’s Class A Common Stock as reported on the New York Stock Exchange on February 22, 2022.